Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of March 6, 2019 (the “Effective Date”) by and between Albireo Pharma, Inc., a Delaware corporation (the “Company”), and Ron Cooper (the “Executive”).

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement, dated July 27, 2015 (the “Original Employment Agreement”);

WHEREAS, the Company and the Executive desire to amend and restate the Original Employment Agreement; and

WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.          Employment. The Executive’s employment commenced on or about July 11, 2015.

2.          Term. This Agreement will continue in effect until terminated in accordance with Section 5. The term of this Agreement is hereafter referred to as the “Term.” The effective date of Executive’s termination of employment with the Company is hereafter referred to as the “Termination Date.”

3.          Duties and Performance.

(a)         During the Term, the Executive shall serve the Company as its President and Chief Executive Officer. In addition, and without further compensation, the Executive shall serve as a director and/or officer of the Company and/or one or more of the Company’s Affiliates to the extent so elected or appointed from time to time.

(b)         During the Term, the Executive shall be employed by the Company on a full-time basis and shall perform the duties and responsibilities of his position and such other duties and responsibilities on behalf of the Company and its Affiliates as reasonably may be designated from time to time by the Company’s Board of Directors (the “Board”). The Executive’s principal work location shall be in Boston, Massachusetts, subject to such business travel as is customary for Executive’s position and, in particular, regular travel to the offices of the Company’s Affiliate in Sweden.

(c)         During the Term, the Executive shall devote his full business time and his best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Affiliates and to the discharge of his duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Board in writing; provided, however, that the Executive may without advance consent (i) participate in charitable activities and passive personal investment activities, and (ii) serve on one outside board (which may be the board of a publicly traded company) during the first year of employment (and, thereafter, such additional boards, as may be expressly approved in advance by the Board in writing); provided that such activities do not, individually or in the aggregate: (i) interfere with the performance of the Executive’s duties under this Agreement; (ii) conflict with the business interests of the Company or any of its Affiliates; and (iii) violate Sections 7, 8 and 9 of this Agreement.

(d)         During the Term, the Executive shall comply with all Company policies, practices, and procedures and all codes of ethics or business conduct applicable to the Executive’s position, as in effect from time to time.

4.          Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the Term, and subject to performance of the Executive’s duties and responsibilities to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a)         Base Salary. During the Term, the Company shall pay the Executive a base salary at a rate of $551,000 per year as of the Effective Date (the “Base Salary”), payable in accordance with the normal payroll practices of the Company as in effect from time to time.

(b)         Annual Bonus Compensation. For each full fiscal year completed during the Term, the Executive shall be eligible to participate in an annual bonus plan provided by the Company. The Executive’s annual target bonus opportunity shall be fifty percent (50%) of the Base Salary (the “Target Bonus”), with the actual amount of the bonus, if any, to be determined by the Board or the Compensation Committee of the Board, in accordance with applicable performance criteria reasonably established by the Board. In order to earn an annual bonus under this Section 4(b) for any fiscal year, the Executive must be employed by the Company on the last date of the applicable fiscal year. Any annual bonus payable hereunder will be paid at the same time as such bonuses are paid to similarly situated Company executives, but in no event later than two and one-half months following the end of the fiscal year for which the bonus is earned.

(c)         Employee Benefit Plans. During the Term, the Executive shall be eligible to participate in such employee benefit plans from time to time in effect for similarly-situated employees of the Company, which may include short-term disability, long term disability, and 401(k) retirement savings plans, except to the extent any employee benefit plan provides for benefits otherwise provided to the Executive hereunder (e.g., a severance pay plan). Such participation shall be subject to (i) the terms of the applicable plan documents and (ii) generally applicable Company policies. The Executive shall have no recourse against the Company in the event that the Company should alter, modify, add to or eliminate any or all of its employee benefit plans.

(d)         Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary, and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to such reasonable substantiation and documentation and to travel and other policies as may be required by the Company from time to time.

5.          Termination of Employment; Severance Benefits. The Executive’s employment shall terminate under the following circumstances:

(a)         Death. In the event of the Executive’s death during the Term, the date of death shall be the Termination Date and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate: (i) any Base Salary earned but not paid through the Termination Date; (ii) any business expenses incurred by the Executive but unreimbursed on the Termination Date, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following the Termination Date, that such expenses are reimbursable under Company policy, and that any such expenses subject to Section 5(h)(iv) shall be paid not later than the deadline specified therein; and (iii) any annual bonus earned but not paid for the fiscal year preceding the fiscal year in which the Termination Date occurs (all of the foregoing, payable subject to the timing limitations described herein, the “Final Compensation”). In addition, in the event of the Executive’s termination due to death, the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to his estate, at the time when bonuses are payable to executives of the Company generally, a pro-rata portion of the Executive’s annual bonus for the fiscal year in which the date of termination occurs, based on actual performance through the end of such fiscal year and determined in accordance with Section 4(b) hereof (the “Pro-Rata Bonus”). The Pro-Rata Bonus shall be paid to the Executive at such time when bonuses are paid to executives of the Company generally. Other than the Final Compensation, the Company shall have no further obligation or liability to the Executive. Other than business expenses described in Section 5(a)(ii), the Final Compensation shall be paid to the Executive’s designated beneficiary or estate at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(b)         Disability.

(i)          The Company may terminate the Executive’s employment, upon notice to the Executive, in the event that the Executive becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation) for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days, whether or not consecutive. In the event of such termination, the Company shall have no further obligation or liability to the Executive, other than for payment of the Final Compensation due the Executive. In addition, in the event of the Executive’s termination due to Disability, the Company shall pay or provide to the Executive the Pro-Rata Bonus.  The Pro-Rata Bonus shall be paid to the Executive at such time when bonuses are paid to executives of the Company generally. Other than business expenses described in Section 5(a)(ii), the Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(ii)         The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.  Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and to participate in Employee Benefit Plans in accordance with Section 4(d), to the extent permitted by the then-current terms of the applicable Employee Benefit Plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan, if any, or until the termination of his employment, whichever shall first occur.  While receiving disability income payments under any Company’s disability income plan, the Executive shall not be entitled to receive any Base Salary under Section 4(a) hereof, but shall continue to participate in the Employee Benefit Plans in accordance with Section 4(c) and to the extent permitted by and subject to the then-current terms of such plans, until the termination of his employment hereunder.

(iii)       If any question shall arise as to whether the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection, to determine whether the Executive is disabled, and such determination shall for the purposes of this Agreement be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)         By the Company for Cause. The Company may terminate the Executive’s employment for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:

(i)          The Executive’s willful failure to perform, or gross negligence in the performance of, the Executive’s material duties and responsibilities to the Company or any of its Affiliates that, if capable of cure, is not cured within thirty (30) days of written notice of such failure or negligence by the Company to the Executive; provided, that the Company will not have to provide more than one notice and opportunity to cure with respect to any multiple, repeated, related or substantially similar events or circumstances;

(ii)         Conduct by the Executive that constitutes fraud, embezzlement or other material dishonesty with respect to the Company or any of its Affiliates;

(iii)        The Executive’s commission of, or plea of nolo contendere to, (A) a felony or (B) other crime involving moral turpitude; or

(iv)        The Executive’s material breach of this Agreement, any material written policies of the Company, or any other agreement between the Executive and the Company or any of its Affiliates or of any fiduciary duty that the Executive has to the Company or any of its Affiliates that, if capable of cure, is not cured within thirty (30) days of written notice of such breach by the Company to the Executive; provided, that the Company will not have to provide more than one notice and opportunity to cure with respect to any multiple, repeated, related or substantially similar events or circumstances.

Upon the giving of notice of termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive, other than for the Final Compensation due to the Executive. Other than business expenses described in Section 5(a)(ii), the Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(d)         By the Company without Cause. The Company may terminate the Executive’s employment hereunder without Cause at any time upon notice to the Executive. In the event of such termination at a time other than during the twelve (12) month period following a Change of Control (as defined in the Company’s 2018 Equity Incentive Plan, as may be amended from time to time), in addition to the Final Compensation due to the Executive, the Company will pay or provide the Executive the following (the “Severance Benefits”):

(i)          the Company will continue to pay the Executive severance pay, at the same monthly rate as the Base Salary, for the twelve (12) month period following the Termination Date (the “Severance Period”);

(ii)         the Company will pay the Executive an amount equal to his then current Target Bonus, payable in substantially equal monthly installments during the Severance Period;

(iii)        the Company shall pay or provide to the Executive the Pro-Rata Bonus.  The Pro-Rata Bonus shall be paid to the Executive at such time when bonuses are paid to executives of the Company generally; and

(iv)        during the Severance Period, provided the Executive elects and remains eligible for COBRA (or mini-COBRA), pay the Executive a monthly taxable amount equal to the portion of the Executive’s health insurance premiums that the Company paid immediately prior to the Termination Date.

Other than business expenses described in Section 5(a)(ii), the Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date. Any obligation of the Company to provide the Severance Benefits is conditioned, however, on the Executive signing and returning to the Company (without revoking) a timely and effective general release of claims in the form provided by the Company by the deadline specified therein, all of which (including the lapse of the period for revoking the release of claims as specified in the release of claims) shall have occurred no later than the sixtieth (60th) calendar day following the date of termination (any such separation agreement submitted by such deadline, the “Release of Claims”) and on the Executive’s continued compliance in material respects with the obligations of the Executive to the Company and its Affiliates that survive termination of his employment, including without limitation under Sections 7, 8 and 9 of this Agreement. Subject to Section 5(h) below, all Severance Benefits to which the Executive is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company, with the first payment, which shall be retroactive to the day immediately following the Termination Date, being due and payable on the Company’s next regular payday for executives that follows the effective date of the Release of Claims. Notwithstanding the foregoing, if the time period to consider, return and revoke the Release of Claims covers two of the Executive’s taxable years, any portion of the Severance Benefits that constitutes deferred compensation subject to Section 409A (as defined below) shall in all events be paid in the later taxable year. The Release of Claims required for Severance Benefits in accordance with this Section 5(d) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing the Release of Claims.

(e)         By the Executive for Good Reason. The Executive may terminate his employment for Good Reason by (A) providing notice to the Company specifying in reasonable detail the condition giving rise to the Good Reason no later than the thirtieth (30th) day following the occurrence of that condition; (B) providing the Company a period of thirty (30) days to remedy the condition and so specifying in the notice; and (C) terminating his employment for Good Reason within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. The following, if occurring without the Executive’s consent, shall constitute “Good Reason” for termination by the Executive:

(i)          a material diminution in the nature or scope of the Executive’s title, duties, authority or responsibilities;

(ii)         a requirement that the Executive report to any person other than the Board;

(iii)        a requirement that the Executive relocate his principal work location to a location more than thirty (30) miles outside of Boston, Massachusetts; or

(iv)        a material reduction in Base Salary, which for purposes of this Agreement shall mean a reduction of more than fifteen percent (15%) in the aggregate.

In the event of a termination of employment in accordance with this Section 5(e) at a time other than during the twelve (12) month period following a Change of Control, the Executive will be entitled to receive the Severance Benefits he would have been entitled to receive had he been terminated by the Company without Cause pursuant to Section 5(d) above, provided that the Executive signs and returns (without revoking) a timely and effective Release of Claims as set forth in Section 5(d).

(f)         By the Executive without Good Reason. The Executive may terminate his employment hereunder at any time upon thirty (30) days’ prior written notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive the Base Salary for the period so waived. The Company shall also pay the Executive the Final Compensation due to him (other than business expenses described in Section 5(a)(ii)) at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(g)         Termination Following a Change of Control. In the event of a termination of the Executive’s employment within twelve (12) months following a Change of Control either by the Company without Cause (in accordance with Section 5(d)) or by the Executive for Good Reason (in accordance with Section 5(e)) and provided that the Executive signs and returns (without revoking) a timely and effective Release of Claims as set forth in Section 5(d):

(i)          The Executive will be entitled to receive the Severance Benefits he would have been entitled to receive had he been terminated by the Company without Cause pursuant to Section 5(d) above, except that the Severance Period shall equal the eighteen (18) month period following the Termination Date; and

(ii)         Notwithstanding anything to the contrary, including, without limitation, the Equity Plan or any subsequent equity plan, all equity awards held by the Executive that are outstanding prior to the Change of Control shall, to the extent unvested or subject to vesting-like restrictions, be fully vested and exercisable (and any vesting-like restrictions shall lapse in full). The foregoing sentence shall be (A) deemed incorporated into each option agreement or similar agreement evidencing awards made to the Executive after the Effective Date and (B) without prejudice to the Executive’s right to any earlier acceleration of vesting, continued period of vesting or post-termination rights for the Executive provided for in the applicable plan or program under which such equity award was granted or under applicable law.

The Company shall also pay the Executive the Final Compensation due to him (other than business expenses described in Section 5(a)(ii)) at the time prescribed by applicable law and in all events within thirty (30) days following the Termination Date.

(h)         Timing of Payments and Section 409A.

(i)          This Agreement and any payments or benefits provided hereunder shall be interpreted, operated and administered in a manner intended to avoid the imposition of additional taxes under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Further, the Company and Executive hereto acknowledge and agree that the form and timing of the payments and benefits to be provided pursuant to this Agreement are intended to be exempt from, or to comply with, one or more exceptions to the requirements of Section 409A of the Code (“Section 409A”). Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 5 or Section 9(a) on account of such separation from service that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon the Executive’s death; except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A.

(ii)         For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(iii)        Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(iv)        Any payment of or reimbursement for expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no reimbursement or payment of any such expense shall affect the Executive’s right to reimbursement or payment of any such expense in any other calendar year; (ii) reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit.

(v)         In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(i)          Exclusive Right to Severance. The Executive agrees that the Severance Benefits to be provided to him in accordance with the terms and conditions set forth in this Agreement are intended to be exclusive with respect to severance or termination pay and post-employment employee benefits. The Executive hereby knowingly and voluntarily waives any right he might otherwise have to participate in or receive benefits under any other plan, program or policy of the Company providing for severance or termination pay or benefits.

6.          Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a)         Provision by the Company of Final Compensation and Severance Benefits, if any, that are due the Executive in each case under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive with respect to severance or termination pay and post-employment employee benefits.

(b)         Except for any right of the Executive to continue group health plan participation in accordance with applicable law, the Executive’s participation in all employee benefit plans shall terminate pursuant to the terms of the applicable plan documents based on the date of termination of the Executive’s employment without regard to any Base Salary for notice waived pursuant to Section 5(f) hereof or to any Severance Benefits or other payment made to or on behalf of the Executive following such date of termination.

(c)         Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including without limitation the obligations of the Executive under Sections 7, 8 and 9. The obligation of the Company to provide Severance Benefits hereunder, and Executive’s right to retain such payments, is expressly conditioned on the Executive’s continued compliance in all material respects with Sections 7, 8 and 9. The Executive recognizes that, except as expressly provided in Sections 5(d), 5(e), and 5(g) or with respect to Base Salary paid for notice waived pursuant to Section 5(f), no cash compensation or benefits will be earned after termination of employment.

7.          Confidential Information.

(a)         The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive will develop Confidential Information for the Company or its Affiliates and that the Executive will learn of Confidential Information during the course of employment. All Confidential Information which the Executive creates or to which he has access as a result of his employment or other associations with the Company or any of its Affiliates is and shall remain the sole and exclusive property of the Company or its Affiliate, as applicable. The Executive shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates), or use for his own benefit or gain or the benefit or gain of any other Person, any Confidential Information obtained by the Executive incident to his employment or any other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination. Further, the Executive shall furnish prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 7 shall not apply to information that has become generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. Nothing in this Agreement limits, restricts or in any other way affects the Executive from communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(b)         All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies or derivatives (including without limitation electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. Except in the proper performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Board or its expressly authorized designee, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, and at such earlier time or times as the Board or its designee may specify, all Documents and other property of the Company or any of its Affiliates and all documents, records and files of the customers and other Persons with whom the Company or any of its Affiliates does business (“Third Party Documents”) and each individually a “Third Party Document”) then in the Executive’s possession or control; provided, however, that if a Document or Third-Party Document is on electronic media, the Executive may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof. Upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its Affiliates or the Persons with whom the Company or any of its Affiliates do business to obtain access to the Documents and Third-Party Documents.

(c)         Under the Defend Trade Secrets Act of 2016, the Company hereby provides notice and Executive hereby acknowledges that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) is solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

8.          Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive shall execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

9.          Restricted Activities. The Executive agrees that the following restrictions on his activities during and after his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a)         During the Term and during the twelve (12) month period following the date of the Executive’s termination of employment either by the Company for Restricted Cause (as defined below) or by the Executive for any reason (such period, the “Non-Compete Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise: (x) control or own any interest in a Person that engages in the Competitive Business in the Restricted Area; or (y) render any services to, or engage in any activities for, any Person that engages in the Competitive Business in the Restricted Area. Nothing in this Section 9(a), however, shall prevent the Executive’s passive ownership of two (2) percent or less of the equity securities of any publicly traded company.

(i)          In consideration of the Executive’s agreement not to compete under this Section 9(a), the Company shall pay the Executive, on a pro-rata basis, an amount equal to fifty (50%) of the Executive’s then-current Base Salary, reduced by any Severance Benefits the Executive is eligible to receive from the Company, if any (such payments, the “Non-Compete Payments”). The Company, in its sole discretion, may elect at any time prior to the Termination Date to waive the restrictions set forth in Section 9(a), which such waiver shall automatically terminate the Company’s obligations to compensate the Executive under this Section 9(a)(i). The Executive agrees that nothing in this Section 9(a)(i) gives the Executive an election as to his compliance with Section 9(a). Any obligation of the Company to provide the Non-Compete Payments is conditioned on the Executive signing and returning to the Company (without revoking) a timely and effective Release of Claims as set forth in Section 5(d).

(ii)         If the Executive breaches any obligations under Section 9(a) at any time during the Non-Compete Period, then, in addition to any other remedies that the Company may have against the Executive, the Executive shall no longer be entitled to the Non-Compete Payments and shall be obligated to immediately return any and all payments made to the Executive pursuant to Section 9(a)(i).

(iii)        For purposes of this Agreement, the “Competitive Business” means the business of developing, marketing or selling (i) therapeutic drugs to treat liver disease or constipation or (ii) any other drug that has a therapeutic purpose that is the same or substantially similar to the therapeutic purpose of any drug that the Company or any of its Affiliates is developing, marketing or selling during the Executive’s employment with the Company or, with respect to the portion of the Non-Compete Period that follows termination of the Executive’s employment, at the time of such termination.

(iv)        For purposes of this Agreement, “Restricted Cause” means the Board’s determination, in its reasonable judgement, that: (A) the Executive failed to materially perform his duties; (B) the Executive acted or failed to act in any way that materially injures the Company; or (C) there exists any reason constituting Cause.

(v)         For purposes of this Agreement, the “Restricted Area” means any geographic area in which the Company or any of its Affiliates engages in any business activity or is actively planning to engage in any business activity at any time during the Executive’s employment with the Company or, with respect to the portion of the Non-Compete Period that follows termination of the Executive’s employment, at the time of such termination.

(b)         During the Term, the Executive shall not, directly or indirectly, undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates that could reasonably give rise to a conflict of interest or otherwise interfere with any of his duties for, or obligations to, the Company or any of its Affiliates.

(c)         During the Term and during the twelve (12) month period following the Termination Date (the “Nonsolicitation Period”), regardless of the reason for such termination, the Executive shall not, directly or indirectly: (i) solicit or encourage any customer, client, business partner, or other business relation of the Company or any of its Affiliates (each, a “Business Relationship”) to terminate or diminish its relationship with them; or (ii) seek to persuade any Business Relationship or any prospective Business Relationship to conduct with anyone other than the Company or any of its Affiliates any business or activity which such Business Relationship conducts, or such prospective Business Relationship could conduct, with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (A) only with respect to those Persons who are or have been a Business Relationship at any time within the immediately preceding two (2)-year period or whose business has been solicited on behalf of the Company or any of the Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (B) only if the Executive has performed work for such Person during his employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of his employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person.

(d)         During the Nonsolicitation Period (excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties hereunder), the Executive shall not, directly or indirectly, and will not assist any other Person to: (i) hire, engage or solicit for hiring or engagement any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment; or (ii) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them; provided, however, that these restrictions shall apply only to employees and independent contractors who have provided services to the Company or any of its Affiliates at any time within the immediately preceding two-(2) year period.

10.        Enforcement of Covenants. The Executive acknowledges that he was provided with at least ten (10) days to carefully read and consider all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9, and has had the opportunity to consult with legal counsel of Executive’s choosing regarding such terms and conditions. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by them. The Executive further agrees that he will never assert, or permit to be asserted on his behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with securing any relief hereunder. The parties further agree that, in the event that any provision of Section 7, 8 or 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Nonsolicitation Period shall be tolled, and shall not run, during any period of time in which he is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 7, 8 and 9. Each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to Section 7, 8 or 9.

11.        No Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any Person or to any court order, judgment or decree that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

12.        Definitions. Capitalized words or phrases shall have the meanings provided in this Section 12 and as provided elsewhere herein:

(a)         “Affiliate” means any person or entity directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority or equity interest.

(b)         “Code” means the Internal Revenue Code of 1986, as amended.

(c)         “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company or any of its Affiliates, would assist in competition against any of them. Confidential Information includes without limitation such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Products, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the patients of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to others or that was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed.

(d)         “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of his employment that relate either to the Products or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e)         “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f)         “Products” means all products planned, researched, developed, tested, sold, licensed, leased, or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or otherwise planned by the Company or any of its Affiliates, during the Executive’s employment.

13.        Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

14.        Section 280G.

(a)         In the event that the Company undergoes a “change in ownership or control” (within the meaning of Section 280G of the Code and the regulations and guidance promulgated thereunder (“Section 280G”)) and all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company (collectively, the “Total Payments”), could constitute an “excess parachute payment” within the meaning of Section 280G, then the Executive shall be entitled to receive (i) an amount limited (to the minimum extent necessary) so that no portion of the Total Payments shall be non-deductible for US federal income taxes by reason of Section 280G (the “Limited Amount”), or (ii) if the amount of the Total Payments (without regard to clause (i)) reduced by the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) and the amount of all other applicable federal, state and local taxes (with income taxes all computed at the highest applicable marginal rate) is greater than the Limited Amount reduced by the amount of all taxes applicable thereto (with income taxes all computed at the highest marginal rate), the amount of the Total Payments otherwise payable without regard to clause (i). If it is determined that the Limited Amount will maximize the Employee’s after-tax proceeds, the Total Payments shall be reduced to equal the Limited Amount in the following order: (i) first, by reducing cash severance payments that are exempt from Section 409A, (ii) second, by reducing other payments and benefits that are exempt from Section 409A and to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, (iii) third, by reducing all remaining payments and benefits that are exempt from Section 409A and (iv) finally, by reducing payments and benefits that are subject to Section 409A, in each case, with all such reductions done on a pro rata basis.

(b)         All determinations made pursuant this Section 14 will be made at the Company’s or its Affiliates’ expense by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G and Section 4999 of the Code selected by the Company for such purpose (the “Independent Advisors”). For purposes of such determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Company and its legal advisors, (y) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (z) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. In the event it is later determined that (A) a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 14, the excess amount shall be returned immediately by the Executive to the Company or (B) a lesser reduction in the Total Payments should have been made to implement the objective and intent of this Section 14, the additional amount shall be paid immediately by the Company, or any Affiliate of the Company, as applicable, to the Executive.

15.        Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that (a) the Company may assign its rights and obligations under this Agreement without the consent of the Executive to one of its Affiliates, or in the event that the Company shall hereafter effect a reorganization with, consolidate with, or merge into, an Affiliate or any Person or transfer or have transferred all or substantially all of its properties, outstanding stock, or assets to an Affiliate or any Person and (b) in the event that all of the Company’s rights and obligations under this Agreement are assigned pursuant to this Section 15, each reference to Company herein shall be deemed from and after such assignment instead to be a reference to the assignee. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

16.        Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17.        Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18.        Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chairman of the Board, or to such other address as either party may specify by notice to the other actually received.

19.        Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment relationship with the Company (including, without limitation, the Original Employment Agreement.

20.        Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

21.        Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22.        Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23.        Governing Law. This is a Massachusetts contract and shall be construed and enforced under and be governed in all respects by the laws of Massachusetts, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

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IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

ALBIREO PHARMA, INC.

/s/ Simon N.R. Harford
By:
Name: Simon N.R. Harford
Title: Chief Financial Officer

EXECUTIVE

/s/ Ronald H.W. Cooper

Ronald H.W. Cooper